Exhibit 99.1

IMPORTANT NOTICE
REGARDING RETIREMENT PLAN BLACKOUT PERIOD
AND RESTRICTIONS ON TRADING IN KAYDON CORPORATION SHARES

TO:	Directors and Executive Officers of Kaydon Corporation and its Subsidiaries
DATE:	April 23, 2010
RE:	Special Blackout Period for Kaydon Corporation Common Stock

There will be limitations on your ability to trade the Common Stock of Kaydon Corporation (the “Company”) during an upcoming special blackout period that will begin on May 24, 2010 and is expected to end on June 30, 2010 (the “Blackout Period”).  In accordance with the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR, during the Blackout Period the Company's directors and executive officers are prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, shares of the Company’s Common Stock, other than in accordance with certain limited exceptions.

The special blackout period is being imposed because the Kaydon Corporation Employee Stock Ownership and Thrift Plan (the “KSOP”) is changing its trustee, recordkeeper, and investment services provider to Fidelity and merging the retirement plans of Ace Controls, Inc., Avon Bearings Corporation and Purafil, Inc. into the KSOP.  During the conversion process, participants in the KSOP will not be able to access their accounts to direct or diversify their investments, obtain loans, or obtain distributions.

Prohibited stock transactions are not limited to those involving your direct ownership or ownership under the KSOP, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).  Among other things, these rules prohibit exercising options, selling shares of Company stock acquired pursuant to such options, selling shares of Company stock originally received as a restricted stock unit grant or upon the vesting of a restricted stock unit, or selling shares to cover withholding taxes upon the vesting of restricted stock units. There are limited exceptions for certain stock transactions to occur during the Blackout Period, including transactions implemented under a binding Rule 10b5-1 trading plan or contract that you entered into before becoming aware of the Blackout Period.

These restrictions apply in addition to any policy the Company has regarding insider trading. SEC regulations regarding the Blackout Period restrictions are complex. To avoid any inadvertent violations of the Blackout Period restrictions, directors and executive officers are advised to contact the Company’s General Counsel, Debra Crane, if they contemplate any transaction in Company securities during the Blackout Period.

You may obtain any other information regarding the Blackout Period without charge (including, during the Blackout Period and for a period of two years after the Blackout Period, information as to the beginning of the Blackout Period and whether the Blackout Period has ended) by contacting:

Maria Curreri, Manager - Retirement Plans
Kaydon Corporation
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108
Telephone: (734) 747-7025